UNITED STATES                       OMB APPROVAL
         SECURITIES AND EXCHANGE COMMISSION         --------------------------
                 Washington, D.C. 20549             OMB Number: 3235-0145
                                                    Expires: December 31, 1997
                                                    Estimated average burden
                                                    hours per response: 14.90
                                                    --------------------------


                     SCHEDULE 13G


      Under the Securities Exchange Act of 1934

                  (Amendment No. 2)(*)


                   E&B Marine, Inc.
--------------------------------------------------
                   (Name of Issuer)

                     Common Stock
--------------------------------------------------
            (Title of Class of Securities)


                      268215-10-0
                   --------------
                   (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

(*)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                     Page 1 of 4 pages

CUSIP No. 268215-10-0   13G     Page 2 of 4 Pages
---------------------           -----------------


1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Trustees of General Electric Pension Trust (I.R.S. No. 14-6015763)
----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(*)

     Not applicable          (a) / /

                             (b) / /
----------------------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York State
----------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          395,944
NUMBER OF            -------------------------------------------------------
 SHARES              6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                 0
  EACH               -------------------------------------------------------
REPORTING            7    SOLE DISPOSITIVE POWER
 PERSON
  WITH                    395,944
                     -------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          0
----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     395,944
----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(*)

     / /
----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.3%
----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON(*)

     EP
----------------------------------------------------------------------------


          (*)SEE INSTRUCTION BEFORE FILLING OUT!


                                     Page 2 of 4 pages

     This Amendment No. 2 to the Schedule 13G (the "Schedule 13G") of the Trustees of General Electric Pension Trust, a trust organized under the laws of New York State ("GEPT"), dated February 12, 1992 in respect of shares of Common Stock, par value $0.001 per share, of E&B Marine, Inc. (the "Issuer"), amends the Schedule 13G as indicated below.

     Capitalized terms used but not defined herein have the meanings ascribed to them in the Schedule 13G.

Item 1.   Address of Issuer's Principal Executive Offices:
          -----------------------------------------------

          Paragraph (b) of Item 1 is hereby amended to read in its entirety as follows:

               201 Meadow Road
               Edison, New Jersey  08818

Item 4.   Ownership.
          ---------

          Paragraph (a) of Item 4 is hereby amended to read in its entirety as follows:

               (a)  Amount Beneficially Owned:  395,944 shares

          Paragraph (b) of Item 4 is hereby amended to read in its entirety as follows:

               (b)  Percent of Class: 10.3%

          Paragraph (c) of Item 4 is hereby amended to read in its entirety as follows:

               (c)  Number of shares as to which such person has:

                     (i)  sole power to vote or to direct the vote:
                          395,944 shares

                    (ii)  shared power to vote or to direct the vote:
                          0  shares

                   (iii)  sole power to dispose or to direct the
                          disposition of:  395,944 shares

                    (iv) shared power to dispose or to direct the disposition of: 0 shares



                                     Page 3 of 4 pages

                              SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                            TRUSTEES OF GENERAL ELECTRIC PENSION TRUST


                            By: /s/ Alan M. Lewis
                                ______________________
                                Alan M. Lewis, Trustee


Dated:  February 12, 1996


                                     Page 4 of 4 pages

                                                          ATTACHMENT


                    UNITED STATES                       OMB APPROVAL
         SECURITIES AND EXCHANGE COMMISSION         --------------------------
                 Washington, D.C. 20549             OMB Number: 3235-0145
                                                    Expires: December 31, 1997
                                                    Estimated average burden
                                                    hours per response: 14.90
                                                    --------------------------


                     SCHEDULE 13G


      Under the Securities Exchange Act of 1934

                  (Amendment No.  )(*)


                   E&B Marine, Inc.
--------------------------------------------------
                   (Name of Issuer)

                     Common Stock
--------------------------------------------------
            (Title of Class of Securities)


                      268215-10-0
                   --------------
                   (CUSIP Number)


Check the following box if a fee is being paid with this statement /X/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

(*)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                     Page 1 of 6 pages

CUSIP No. 928551100     13G     Page 2 of 6 Pages
-------------------             -----------------


1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Trustees of General Electric Pension Trust (I.R.S. No. 14-6015763)
----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(*)

     Not applicable          (a) / /

                             (b) / /
----------------------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York State
----------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          2,066,787
NUMBER OF            -------------------------------------------------------
 SHARES              6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                 0
  EACH               -------------------------------------------------------
REPORTING            7    SOLE DISPOSITIVE POWER
 PERSON
  WITH                    2,066,787
                     -------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          0
----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,066,787
----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(*)

     / /
----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.5%
----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON(*)

     EP
----------------------------------------------------------------------------


          (*)SEE INSTRUCTION BEFORE FILLING OUT!


                                     Page 2 of 6 pages

Item 1(a)    Name of Issuer:  E&B Marine, Inc.
             --------------

Item 1(b)    Address of Issuer's Principal Executive Offices:
             -----------------------------------------------
             980 Gladys Court Edison, NJ 08817

Item 2(a)    Name of Person Filing:
             ---------------------

             Trustees of General Electric Pension Trust ("GEPT")
             (See Schedule I)

Item 2(b)    Address of Principal Business Office or, if none, Residence:
             -----------------------------------------------------------

             The address of the principal office of GEPT is 3003 Summer Street, Stamford, Connecticut 06904

Item 2(c)    Citizenship:  New York State
             -----------

Item 2(d)    Title of Class of Securities:   Common Stock
             ----------------------------

Item 2(e)    CUSIP Number:  268215-10-0
             ------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:
             -----------------------------------------------------

             (a) [ ] Broker or Dealer registered under Section 15 of the Act

             (b) [ ]   Bank as defined in section 3(a)(6) of the Act

             (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

             (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940

             (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

             (f) [X] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see
                       Section 240.13d-1(b)91)(ii)(F)

             (g) [ ]  Parent Holding Company, in accordance with
                       Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

             (h) [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


                                     Page 3 of 6 pages

Item 4.       Ownership.
              ---------
              (a) Amount Beneficially Owned: As of December 31, 1991, GEPT is deemed to be the beneficial owner of 2,066,787 shares of Common Stock, which includes 1,521,129 shares of Common Stock currently owned and 545,658 shares of Common Stock issuable upon exercise of Warrants.

              (b) Percent of Class: Such 2,066,787 shares of Common Stock represent approximately 13.5% of the outstanding Common Stock.

              (c)  Number of shares as to which such person has:
                   --------------------------------------------

                     (i)  sole power to vote or to direct the
                          vote   2,066,787
                    (ii)  shared power to vote or to direct
                          the vote    0
                   (iii)  sole power to dispose or to direct the
                          disposition of   2,066,787
                    (iv)  shared power to dispose or to direct the
                          disposition of    0

Item 5.       Ownership of Five Percent or Less of a Class.
              --------------------------------------------

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.
              ---------------------------------------------------------------

               Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
               -------------------------------------------------------------

               Not Applicable.

Item 8.        Identification and Classification of Members of the Group.
               ---------------------------------------------------------

                Not Applicable.

Item 9.         Notice of Dissolution of Group.
                ------------------------------

                Not Applicable.

Item 10.        Certification.
                -------------

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.




                                     Page 4 of 6 pages

                              SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                            TRUSTEES OF GENERAL ELECTRIC PENSION TRUST


                            By: /s/ Alan M. Lewis
                                ______________________________________
                                Alan M. Lewis, Trustee


Dated:  February 12, 1992


                                     Page 5 of 6 pages

                                SCHEDULE I

                                TRUSTEES OF
                      GENERAL ELECTRIC PENSION TRUST

                     3003 Summer Street, P.O. Box 7900
                        Stamford, Connecticut 06904

        The names of the Trustees of General Electric Pension Trust are as follows:

                               DALE F. FREY

                              ARTHUR S. BAHR

                             EUGENE K. BOLTON

                            MICHAEL J. COSGROVE

                               ALAN M. LEWIS

                               JOHN H. MYERS

                               JOEL R. WILSON


                                     Page 6 of 6 pages